Exhibit 10.1

L Brands, Inc. 2020 Stock Option and Performance Incentive Plan
Restricted Share Unit Award Agreement

By accepting this Restricted Share Unit award, the Participant agrees to the following terms and conditions and the terms of the L Brands, Inc. 2020 Stock Option and Performance Incentive Plan (“the Plan”). The “Restricted Period” begins on the Grant Date and ends on the Vesting Date (as each is defined below). Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Plan.

(1)VESTING.
Restricted Share Units will vest in installments over [●] years on the dates outlined below (the “Vesting Date”), provided that the Participant continues to be employed on such dates.

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(2)RESTRICTIONS. None of the Restricted Share Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of all conditions specified in this Agreement.

(3)    RECORDING OF AWARD. The Company shall cause the Restricted Share Unit award to be appropriately recorded as of the date of grant (the “Grant Date”).

(4)    RIGHTS OF PARTICIPANT. During the Restricted Period, the Participant shall not have the right to vote the Restricted Share Units or to receive dividends with respect thereto.

(5)    FORFEITURES.

(a)    Except as noted in this Section (5), Restricted Share Units granted to the Participant pursuant to this Agreement shall be forfeited if the Participant's employment with the Company or its subsidiaries is terminated prior to the expiration or termination of the Restricted Period. “Termination of employment” shall mean “separation from service” as that term is defined in Section 409A and the Treasury regulations thereunder, and for the avoidance of doubt and notwithstanding anything to the contrary, shall also include a transaction in which the Participant ceases to be an employee of an entity that is directly or indirectly majority-owned by the Company (unless otherwise expressly determined by the Company). Upon such forfeiture, the Restricted Share Unit award shall be cancelled.

(b)    Subject to the conditions outlined below, upon the Participant’s involuntary termination of employment by the Company, the Participant shall vest in a pro-rata percentage of Restricted Share Units effective as of the last day of the Restricted Period. The pro-rata percentage shall be equal to (x) the number of complete months between the first day of the Restricted Period and the Participant’s termination date, divided by (y) the aggregate number of months in the Restricted Period. Pro-rata vesting shall be reduced by any Restricted Share Units previously vested under this agreement and is subject to the following conditions:
(i)Involuntary termination of employment by the Company must be other than for (x) Cause or (y) misconduct (each as determined by the Committee or its designees in their sole discretion);
(ii)The Participant must execute a release of claims against the Company in a form specified by the Company, as prescribed in Section (6)(a);
(iii)During the Restricted Period, the Participant may not (x) be employed by a competitor of the Company or (y) directly or indirectly solicit, induce or attempt to influence any employee to leave the employment of the Company or assist anyone else in doing so (each as determined by the Committee or its designees in their sole discretion).

(c)    If the Participant’s employment terminates as a result of Total Disability, as defined in the L Brands Inc. Long-Term Disability Plan, the Restricted Share Units granted to the Participant pursuant to this Agreement shall continue to vest during the period of the Participant’s Total Disability.

(d)    If the Participant's employment terminates as a result of his or her death, or if the Participant’s period of Total Disability terminates as a result of his or her death, all provision of services conditions shall be deemed to have been satisfied and the Restricted Period shall be deemed to have expired.

(e)    If the Participant’s employment terminates as a result of his or her Retirement, such termination will be treated as a voluntary resignation. For the avoidance of doubt, the Participant shall not be eligible to receive any pro rata vesting in connection with a Retirement set forth in Section 11.02 of the Plan.

(6)    SETTLEMENT OF RESTRICTED SHARE UNITS.

(a)    Upon the expiration or termination of the Restricted Period and the satisfaction of all other conditions prescribed by the Committee, a number of shares of Common Stock equal to the number of Restricted Share Units with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the Participant or the Participant's beneficiary or estate, as the case may be. Such payment in settlement shall be made promptly, but in any event not later than (x) the end of the year in which the Restricted Period ended and the conditions were satisfied or (y) if later, within thirty (30) days following the lapse of the Restricted Period; provided, that the award holder will not be permitted, directly or indirectly, to designate the taxable year of settlement. The Participant may be required to execute a release of claims against the Company and its subsidiaries in order to receive a settlement payment and shall be required to execute a release to receive the vesting and settlement prescribed in Section (5)(b). To the extent such a release is required and, as a result of the timing of the execution of such release, settlement could be made in two different tax years, settlement shall in all such cases be made in the second such year.

(b)    If the Participant is a “specified employee,” as that term is defined in Section 409A and the Treasury regulations thereunder, and the Participant receives payment(s) in connection with his or her termination of employment on a date determinable based on the date of termination of employment and not a pre-determined fixed date or schedule, then, except in the event of termination of employment as a result of the Participant’s death or the Participant’s death after such termination of employment, such payment(s) shall be delayed by at least six months after the date of the specified employee’s termination of employment.

(c)    For the avoidance of doubt, there shall not be any election to defer any Restricted Share Units under this Award Agreement under Sections 11.08 or 11.09 of the Plan.

(7)    EFFECT OF CHANGE IN CONTROL. Upon a termination (x) by the Company other than for Cause or (y) by the Participant for Good Reason, in each case within twenty four (24) months following a Change in Control, and provided that that the Change in Control is a “change in control event” as defined in Section 409A and the Treasury regulations thereunder, any conditions applicable to any Restricted Share Units shall be deemed to have been satisfied and the Restricted Period shall be deemed to have expired.

(8)    TAX WITHHOLDING. The Company shall have the right to require the Participant or the Participant's beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy Federal, state or local withholding tax requirements, or to deduct from distributions under the Plan amounts sufficient to satisfy such withholding tax requirements.

(9)    MISCELLANEOUS.

(a)    No Right to Employment. This Agreement shall not confer upon the Participant any right to continue in the employ of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or any subsidiary to modify the terms of or terminate the Participant's employment at any time.

(b)    Clawback. Subject to restrictions set forth in the Plan, if required by law or if the Participant engaged, had knowledge of, or should have had knowledge of, fraudulent conduct or activities relating to the Company, the Company may terminate this Agreement and require the Participant to reimburse to the Company (i) an amount required by law or (ii) the amount of compensation received pursuant to this Agreement and based on the aforementioned conduct.

(c)    Notice. Any notice or other communication required or permitted to be given under this Agreement must be given electronically or by regular U.S. mail addressed, if to the Committee or the Company, at the principal office of the Company and, if to the Participant, at the Participant's last known address as set forth in the books and records of the Company.

(d)    Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)     Amendment. Subject to restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement. No suspension, modification or amendment of this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant with respect to the Restricted Share Units granted pursuant to this Agreement, except to the extent any such action is undertaken to cause this Agreement to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(f)    Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)    Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the Restricted Share Units granted hereunder and supersede all prior agreements and understandings.

(h)    Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Participant will be an original and all of which together will be the same Agreement.

(i)Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

(10)    CHINA NOTICE.
(a)Due to local legal requirements, shares of Common Stock acquired through Restricted Share Unit settlements must be maintained in the Morgan Stanley Smith Barney account until the shares are sold with the net sales proceeds being paid to you through your current or most recent PRC employer. As a condition of the grant of Restricted Share Units, to the extent that you hold any shares of Common Stock on the date that is six-months after the date of your termination of active employment with the Company and its subsidiaries and affiliates, you authorize Morgan Stanley (or any successor broker designated by the Company) to sell such shares of Common Stock on your behalf at that time or as soon as is administratively practical thereafter.

(b)Under local law, you are required to repatriate to China the proceeds from your participation in the Plan, including proceeds from Restricted Share Unit settlements, the sale of shares of Common Stock acquired through Restricted Share Unit settlements and any dividends or dividend equivalents paid to you in relation to such shares of Common Stock through a special exchange control account established by the Company or one of its subsidiaries or affiliates in China. You hereby agree that any proceeds from your participation in the Plan may be transferred to such special account prior to being delivered to you through your current or most recent PRC employer. Further, if the proceeds from your participation in the Plan are converted to local currency, you acknowledge that the Company (including its subsidiaries and affiliates) are under no obligation to secure any currency conversion rate and may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You agree to bear the risk of any currency conversion rate fluctuation between the date that your proceeds are delivered to the special exchange control account and the date of conversion of the proceeds to local currency.

(c)Finally, to comply with requirements imposed by the State Administration of Foreign Exchange (SAFE), to the extent that, under your Agreement, you may receive any Restricted Share Units settlements after your termination of employment with the Company and its subsidiaries and affiliates, you shall be permitted to receive such Restricted Share Units settlements for the shorter of the period set forth in your Agreement and six months from the date of your termination of active employment. Six months following the termination of your active employment with the Company and its subsidiaries and affiliates, any unsettled Restricted Share Units shall immediately expire.

(d)Company reserves the right to impose such further restrictions or conditions as may be necessary to comply with changes in applicable local laws in China.

(e)If you are not a PRC national, the above provisions may not apply to you, to the extent determined by SAFE or its local branch office in accordance with local laws.